Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pinnacle Financial Partners, Inc:
We consent to the incorporation by reference in the registration statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, and 333-148251 on Form S-8 and Nos. 333-76902 and 333-117627 on Form S-3 of Pinnacle Financial Partners, Inc. (the Company) of our reports dated March 5, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Company.
Our report dated March 5, 2008 on the Company’s consolidated financial statements refers to a change in accounting for uncertainty in income taxes in 2007 and a change for share based payments in 2006.
Our report dated March 5, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states that the Company acquired Mid-America Bancshares (Mid-America) during 2007. Management excluded Mid-America’s internal control over financial reporting as of December 31, 2007. Our audit report of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of Mid-America.
/s/ KPMG
Nashville, Tennessee
March 5, 2008